ARROW-MAGNOLIA INTERNATIONAL, INC.
                   CODE OF ETHICS AND WHISTLEBLOWER POLICY

CODE OF BUSINESS CONDUCT AND ETHICS
A. INTRODUCTION
Preamble
Our Company has always insisted that our employees, officers and Directors maintain the highest level of integrity in their dealings with each other and with the public on behalf of the Company. This Code of Ethics (this "Code") is intended to document some of the specific principles of conduct and ethics which will be followed by our Directors, officers and employees in the performance of their responsibilities with respect to the Company's business.

Its purpose is to:

  Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  Promote full, fair, accurate, timely and understandable disclosure to the public including our periodic reports required to be filed with the Securities Exchange Commission;

  Promote compliance with applicable governmental rules and regulations; Provide guidance to Directors, officers and employees to help them recognize and deal with ethical issues;

  Provide a mechanism to report unethical conduct;

  Help foster a culture of honesty and accountability.

Our Directors have committed that they will comply at all times with the principles set forth in this Code and they expect each of our officers and employees to do likewise.

The Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions must sign the acknowledgement form attached to this Code indicating he or she has received, read, understands and agrees to comply with this Code and return such form to the Company's Chief Executive Officer.

II. GENERAL STANDARDS OF CONDUCT

The Company expects all Directors, officers and employees to exercise good judgment to ensure the safety and welfare of all at the Company, and to maintain a cooperative, efficient, positive, harmonious and productive work environment. These standards apply while working at the Company's premises, offsite locations where the Company's business is being conducted, at company-sponsored business and social events, or any other place where such individual is a representative of the Company. Directors, officers and employees who engage in misconduct or whose performance is unsatisfactory may be subject to corrective action, including termination.

Each Director, officer and employee of the Company will at all times deal fairly with our customers, suppliers, partners, stockholders and employees, and will conduct business activities and operations in an ethical manner and in compliance with all applicable laws, rules, regulations, Company policies and the standards set forth in this Code.

Each Director, officer and employee must:

  Avoid all conflicts of interest between his or her personal and professional relationships; provided, however, that if the best interests of the Company dictate that the Company engage in a business situation which places or appears to place a Director, officer or employee in a conflict of interest situation, such conflict or potential conflict must be immediately and fully disclosed to the Company's Board of Directors prior to any commitment by the Company with respect thereto and the conflict should be dealt with in accordance with our Board's procedures for handling disclosed potential conflicts as set forth below;

  Provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company; Comply, and take reasonable actions to encourage others within the Company to comply, with applicable governmental laws, rules and regulations;

  Promptly report violations of this Code as required and specified in the Reporting Procedures developed by our Audit Committee a copy of which is attached hereto as Exhibit A.; and

  Promote accountability for adherence to this Code.

Our Company records must at all times be prepared accurately and maintained properly, in accordance with our records management policies and all applicable laws, rules and regulations. No false, artificial or deceptive entries may be made in the Company's records for any reason. The simple rule of thumb is that the Company's books must accurately reflect the transactions they record. In addition, it is important to remember that the Company records belong to the Company. Therefore, the Company records should not be removed from the Company property except for a legitimate business reason, and any documents so removed should be returned to the Company's property as soon as practical. Accounting procedures and controls are prescribed by Company policies. Within these policies, the senior officers of our Company have the primary responsibility for establishing and monitoring adequate systems of internal accounting and controls in accordance with sound accounting principles, and all employees must adhere to these controls. The Company's auditors will be asked from time to time to monitor and report upon these internal controls. Our employees are required to cooperate completely and forthrightly with the Company's internal and independent auditors. No employee, officer or director may engage in, allow or conceal any financial or bookkeeping irregularity.

III. RESPONSIBILITIES

A. RESPONSIBILITIES OF EMPLOYEES AND OTHERS. It is the responsibility of each employee to ask questions, seek guidance and express concerns regarding compliance with this Code and the related procedures. Every employee should be aware and abide by the laws, regulations and the Company's policies governing its business activities, regardless of their job or geographic location. No employee will be subject to retaliation by the Company for reporting in good faith a violation of this Code.

Individuals or companies engaged to consult for or otherwise represent the Company or provide services to the Company must act on the Company's behalf in a manner consistent with this Code and shall be required to comply with these practices in their contract with the Company in the same manner as applies to employees of the Company.

B. BOARD AND MANAGEMENT RESPONSIBILITIES. Management at all levels of the Company is responsible for ensuring adherence to this Code. The Board of Directors of the Company (the "Board") has a general oversight function. Any significant deviation from the standards of conduct in this Code, whether actual or apparent, will be reported by management to the Board along with actual or proposed remedial actions.
Management is responsible for providing guidance and issuing procedures to assist employees in complying with the Company's ethical business conduct, including informing employees about the Company's policies and ensuring they are followed, assisting employees to resolve questions/issues and maintaining a work environment where constructive, frank and open discussion is encouraged, without fear of retaliation.

IV. BUSINESS PRACTICIES

A. GIFTS AND ENTERTAINMENT. Business gifts and entertainment are customary courtesies designed to build goodwill among business partners. These courtesies include such things as meals and beverages, tickets to sporting or cultural events, discounts not available to the general public, travel, accommodation and other merchandise and services. However, offering or receiving any gift, gratuity or entertainment that might be perceived to unfairly influence a business relationship should be avoided. In addition, the value of gifts given or received should be nominal, both with respect to frequency and amount. Nominal gifts or entertainment may be given at the Company's expense or accepted on behalf of the Company if: (i) they are consistent with accepted business practice; (ii) they cannot, in the surrounding circumstances, be reasonably construed as a bribe, payoff or kickback; and (iii) the offer or receipt of such gifts does not violate any law, government regulation or generally accepted ethical standards. Written approval by the Company's President or the Company's Chief Accounting Officer must be obtained prior to making any gifts or entertainment. Under no circumstances may gifts of cash or cash equivalents be made or received, with the exception of a gift certificate if such certificate meets the above criteria.

B. BRIBES AND KICKBACKS. No effort may be made, directly or indirectly, to influence improperly any customer, vendor or supplier of the Company. The payment of bribes, payoffs, kickbacks or other benefits that may improperly influence business relationships between the Company and its customers, vendors or suppliers is prohibited. Such conduct is illegal and may violate state and federal criminal laws.

C. POLITICAL CONTRIBUTIONS. No corporate funds, merchandise or service may be paid or furnished, directly or indirectly, to a political party, committee, organization or to a political candidate or incumbent, except if legally permissible and if approved in advance in writing by the President of the Company. This policy does not apply to or restrict the ability of any director, officer or employee of the Company to participate voluntarily in political activities on their own personal time or to make personal contributions. However, the Company is prohibited from reimbursing any Director, officer or employee for political contributions made from such individual's personal funds.

D. PAYMENTS TO GOVERNMENT OFFICIALS OR EMPLOYEES. Corporate funds or gifts may not be furnished, directly or indirectly, to a government official, government employee or politician for the purpose of obtaining or maintaining business on behalf of the Company. Such conduct is illegal and may violate state and federal criminal laws. Assistance or entertainment provided to any government office should never, in form or substance, compromise the Company's arm's-length business relationship with the government agency or official involved.

E. ACCOUNTING PROCEDURES AND DOCUMENTATION. All transactions must be accurately recorded in a timely manner on the Company's books and records. The recording and reporting of transactions and financial balances must comply with generally accepted accounting principles. No undisclosed unrecorded accounts, corporate funds or assets will be established or maintained. No entry may intentionally distort, mislead or disguise the true nature of any transaction. Corporate funds may not be paid with the intent or understanding that any part of such payment is to be used for a purpose other than that described by the documents supporting such payment. All payments made on the Company's behalf must have supporting documentation. All expense reporting must be documented in an accurate manner and include all required signature approvals.

F. MARKETING. Proper marketing practices should emphasize quality products at competitive prices. The use of misleading information, omission of important fact or false claims about the Company's products are not acceptable.

G. COMPETITION AND FAIR DEALING. The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer and employee of the Company should endeavor to respect the rights of and deal fairly with the Company's customers, vendors, suppliers, competitors and with each other. No director, officer or employee of the Company should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice. The Company's directors, officers and employees should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former Director, officer or employee of the Company should also be avoided.

H. PRIVACY OF PERSONAL INFORMATION. The Company will acquire and retain only personal information that is required for the effective operation of the business of the Company or that is required by law in the jurisdictions in which the Company operates. Access to such information will be restricted internally to those with a legitimate need to know. Employee communications transmitted by the Company's systems are not considered private.

I. COMPLIANCE WITH LAWS AND REGULATIONS. All Directors, officers and employees of the Company must comply with all applicable laws, regulations and rules worldwide. Each Director, officer and employee must acquire appropriate knowledge of the requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice on specific polices and procedures of the Company. No Director, officer or employee may take any action on behalf of the Company that violates the letter or spirit of any law or regulation. Violations of laws, regulations and rules may subject the Director, officer or employee to individual criminal or civil liability as well as to discipline by the Company. Such individual violations may also subject the Company to civil or criminal liability or the loss of business.

J. PUBLIC REPORTING. The policy of the Company requires full, fair and accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. All employees are encouraged to bring to the attention of the appropriate senior executive officers or the Board or audit committee members, complaints, questions or concerns regarding accounting, internal accounting controls and auditing matters in accordance with the procedures established by the Audit Committee of the Board of Directors of the Company.

V. PREVENTING CONFLICT OF INTEREST

A. REPORTING POTENTIAL CONFLICT OF INTEREST. Directors, officers and employees of the Company have a responsibility to the Company and its stockholders to act in the best interest of the Company and to avoid situations that present a potential or actual conflict of interest between their interest and the interests of the Company. A `conflict of interest' exists where the private interest or benefits of one person or entity conflict with the interest or benefits of the Company. Examples of situations involving a conflict of interest include but are not limited to:

(i) conducting business with a firm owned, partially owned or controlled by a Director, officer, or employee or a relative of such person;

(ii) owning a financial interest in the Company's vendors, customers, or competitors (ownership of less than 1% of the stock of a publicly traded company that competes or does business with our Company is permissible);

(iii) performing work, with or without compensation, for a competitor, governmental or regulatory entity, customer or supplier of our Company, or doing any work for a third party that may adversely affect your performance or judgment on the job or diminish your ability to devote the necessary time and attention to your duties;
(iv) using Company property, materials, supplies funds or other resources for personal purposes.

These situations and others like them, where loyalties to our Company could be compromised, must be avoided. Actions that might involve a conflict of interest or the appearance of one should be disclosed in writing to management of the Company for review by the Board.

Conflicts which are unresolved or which otherwise need to be considered by our Board should be placed upon the agenda for the next Board meeting. If the potential conflict involves a member of our Board of Directors, such member shall abstain from participating in the resolution of such conflict by the Board or any special committee to which the Board may refer such matter. Disclosed conflicts of interest or potential conflicts of interest will not be considered to violate our conflicts policy if and only if our Board less any member who may have a conflict of interest with regard to the matter under consideration or a special independent committee of our board to whom review of such conflict has been referred, has determined that the activity which gives rise to the disclosed conflict of interest or potential conflict of interest is none-the-less in the best interest of the Company and is fair to the Company and its stockholders.

B. PERSONAL, FINANCIAL OR BUSINESS INTEREST. Directors, officers or employees may not use their position with the Company to derive or secure any personal, financial or other benefit for themselves, their relative or associates. Also, Directors, officers or employees may not use their position with the Company to do business with a friend or relative or with a company in which such Director, officer or employee of the Company, friend or relative has an interest. In such event, the Director, officer or employee must disclose any potential conflict of interest and withdraw from participation in the selection of that business relationship.

C. ACTING AGAINST THE COMPANY'S INTERESTS; CORPORATE OPPORTUNITIES. Directors, officers and employees owe a duty to the Company to advance the Company's legitimate business interests when the opportunity to do so arises. No Director, officer or employee may divert a business or financial opportunity to his or her own benefit. This situation can occur when a Director, officer or employee becomes aware of an opportunity to acquire or profit from a business opportunity or investment that the Company may have an interest in pursuing. In such situation, the Director, officer or employee should disclose the relevant facts to the Board and the President. If the Company is not interested in pursuing the opportunity and no objection is expressed, the person may then take advantage of the opportunity. Likewise, no Director, officer or employee shall make it possible for others to take any opportunity of which he or she becomes aware through the use of Company property, information or position when such opportunity could be of benefit or interest to the Company, unless the Company has expressly decided not to attempt to take such opportunity. In no event may a Director, officer or employee deal for his or her own account in products sold or services performed by the Company. In addition, Directors, officers and employees are prohibited from using corporate property, information or position for personal gain or competing with the Company.

D. OUTSIDE EMPLOYMENT. No officer or employee may engage in employment outside the Company if such employment: (i) could constitute an actual or potential conflict of interest, or (ii) interfere with the officer's or employee's assigned duties with the Company. Examples of such interference include outside employment that requires the use of the Company's time or facilities or impairs the officer's or employee's ability to give full attention to his or her position with the Company during scheduled working hours.

E. OUTSIDE DIRECTORSHIP AND INVESTMENTS. A Director, officer or employee serving as a director of, or having a business or financial interest in, a company having current or prospective dealings with the Company (such as a competitor, customer, vendor, landlord or tenant) must immediately disclose that fact in writing to the Company's President that it may be determined whether the situation presents a conflict of interest. The business or financial interests of family members living with a Director, officer or employee of the Company also shall be considered to be the financial interests of that director, officer or employee. Any subsequent approval to continue or engage in such outside directorship or investment must be made in writing. The Company will presume that ownership of not more than one percent (1%) of a publicly traded company's securities (other than the Company) does not involve a conflict of interest and need not be disclosed.

F. GOVERNMENT SERVICE. Although individual participation in political activities or service in government positions outside of normal business hours is encouraged, such activities or service may present a conflict of interest. Any officer or employee wishing to be a candidate for public office, whether elective or appointive, must request the prior written approval of the Company's President. A director, officer or employee holding a government office should abstain from any vote or decision that involves the Company's interest.

G. LOANS. Loans to or guarantees of obligations of loans by the Company are not permitted to any Director or executive officer of the Company.

VI. WORK ENVIRONMENT

A. EQUAL OPPORTUNITY. The Company's focus in personnel decisions is on merit and contribution to the Company's success. The Company affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. The Company does not tolerate or condone any type of discrimination.

Employees are treated without regard to race, color, religion, sex, marital or veteran status, age, national origin, ancestry, physical disability, mental disability, medical condition, sexual orientation or any other characteristics protected by law. Any employee who feels that he or she has been subject to discrimination on the basis of any legally protected status or who has been subject to any behavior should discuss the matter with their supervisors or an officer of the Company. All such matters will be promptly investigated and handled as confidentially as possible. Employees are encouraged to bring to the attention of the Company any conduct by superiors, co-workers, clients, suppliers or any person or persons associated with the Company that is discriminatory or disrespectful of their dignity.

B. HARASSMENT. The Company prohibits discrimination or harassment on the basis of sex, race, religion, color, national origin or ancestry, disability, medical condition, marital or veteran status, age, sexual orientation or any other basis protected by law. Harassment includes unwelcome conduct of a verbal or physical nature when such conduct (i) has the purpose or effect of creating an intimidating, hostile or offensive working environment as defined by law; (ii) has the purpose or effect of unreasonably interfering with an individual's work performance; or (iii) adversely affects an individual's employment opportunities.

The Company will not tolerate sexual harassment of its employees or applicants for employment in any form. Sexual harassment includes, but is not limited to, (i) unwelcome sexual flirtations, advances or propositions; (ii) visual conduct such as leering, making sexual gestures or displaying sexually suggestive objects, pictures, cartoons or posters; (iii) verbal abuse of a sexual nature; (iv) subtle pressure or requests for sexual activities; (v) unnecessary touching of an individual; (vi) graphic verbal commentaries about an individual's body; (vii) sexually degrading words used to describe an individual; (viii) a workplace display of sexually suggestive objects or pictures; (ix) sexually explicit or offensive jokes; or (x) physical assault. No director, officer or employee shall threaten or insinuate, either explicitly or implicitly, that an employee's or applicant's refusal to submit to sexual advances will adversely affect that person's employment, work-status evaluation, wages, advancement, assigned duties, shifts, or any other condition of employment or career development. Similarly, no director, officer or employee shall promise, imply, or grant any preferential treatment in connection with any employee or applicant engaging in sexual conduct.

Any employee who feels that he or she is a victim of harassment by any supervisor, management official, other employee, customer, vendor, or any other person in connection with his or her employment should bring the matter to the immediate attention of an executive officer of the Company. The Company will promptly investigate all allegations of harassment in as confidential a manner as possible and will take appropriate corrective action as warranted. Following an investigation, any employee who is determined to have engaged in harassment in violation of this policy will be subject to appropriate sanctions, up to and including termination.

C. HEALTH AND SAFETY AND THE ENVIRONMENT. The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.
All forms of unlawful conduct, including threatening or intimidating behavior, threats assaults or violence of any kind in the workplace are prohibited. Any director, officer or employee found using, selling or in possession of illegal drugs on the Company's premises will be subject to disciplinary action. Employees should report to work in a condition to perform their duties, free from the influence of illegal drugs or alcohol. The Company is committed to doing business in an environmentally responsible manner. This includes complying with laws involving environmental quality and related health and safety issues. Accordingly, every director, officer and employees is expected to conduct the Company's business in an environmentally responsible and safe manner and not to engage in any activity that violates environmental laws or regulations.

VII. PROTECTION AND PROPER USE OF COMPANY ASSETS AND CONFIDENTIAL INFORMATION
A. USE OF COMPANY ASSETS. All Directors, officers and employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, although incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to the Company, it does not interfere with such person's work duties and is not related to an illegal activity or to any outside business.

B. USE OF E-MAIL AND INTERNET. E-mails systems and internet services are provided to help us do our work. Incidental and occasional personal use is permitted, but never for personal gain or improper purpose. Employees are prohibited from accessing, sending or downloading any information that could be insulting or offensive to another person, such as sexually explicit messages, cartoons, jokes, unwelcome propositions, ethnic or racial slurs, or any other message that could be viewed as harassment. Employees' messages, including voice mail, are considered the Company's property and employees should not have any expectation of privacy. Unless prohibited by law, the Company reserves the right to access and disclose this information as necessary for business purposes. Employees should use good judgment and not access, send a message or store any information that they would not want to be seen or heard by other individuals.

C. PROTECTION OF PROPRIETARY AND CONFIDENTIAL INFORMATION. Information generated in the Company is a valuable company asset. Protecting this information plays a vital role in the Company's continued growth and ability to compete. Typical of such information are technical information such as computer programs and databases, business information such as the Company's objectives and strategies, trade secrets, processes and formulae, analysis, charts, drawings, reports, sales, earnings, forecasts, relationships with suppliers, marketing strategies, training materials, plans for acquisitions or divestitures, employee compensation and records and other information of a similar nature. Directors, officers and employees must maintain the confidentiality of the Company's proprietary and confidential information and must not use or disclose such information without the express consent of an officer of the Company or when legally mandated. Adhering to this principle is a condition of continued service or employment.

VII. INSIDER TRADING

United States and foreign securities laws, as well as the Company's policy, prohibit the buying and selling of securities using material corporate information that is not yet available to the public (`insider trading'). Severe penalties can be imposed on Directors, officers and employees, their families and recipients of this insider information. All directors, officers and employees of the Company must not disclose non-public information to any other person. No director, officer, employee, ex-employee, including their immediate family members, may buy or sell securities of the Company when in possession of non-public inside information concerning the Company. This restriction also applies to trading in securities of any other company based on inside information acquired as a result of employment with the Company or from some other business association with the Company. Providing `tips' to people outside the Company based on inside information about the Company or other companies acquired as a result of the director's, officer's or employee's position with the Company is also prohibited by law and this policy. Persons who involve themselves in insider trading, either by personally engaging in trading or by disclosing material non-public information to others, are subject to immediate dismissal and prosecution.

VIII. U.S. ANTITRUST LAWS AND OTHER COMPETITION LAWS

United States antitrust laws, as well as competition laws outside the United States, are designed to ensure a fair and competitive free market systems. These laws are based on the premise that open competition in a free marketplace will lead to appropriate prices and promote an efficient, productive economy. While the Company will compete vigorously in the marketplace, it will comply with the applicable antitrust and competition laws in every jurisdiction in which the Company conducts its business. The Company will compete on the merits of its products, the prices it charges and the customer loyalty it earns.

No director, officer, employee, agent or contractor should at any time, or under any circumstance, enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, allocation or product or geographic markets, allocation of customer, limitations of production, boycotts of customers or suppliers, or bids or the intent to bid or even discuss or exchange information on these subjects. Collusion among competitors is illegal and the consequences of violation are severe.

Violation of antitrust laws and other competition laws can result in severe penalties being imposed upon both the Company and the individuals involved.

X. FOREIGN CORRUPT PRACTICES ACT

The Foreign Corrupt Practices Act (the "FCPA") includes anti-bribery and corrupt payment provisions which make it illegal to make an offer, payment, promise to pay or authorization to pay any money, gift or anything of value to any foreign official or any foreign political party, candidate or official with the purpose of unlawfully influencing such person(s) to make a decision that would favor the Company's business. In addition to the anti-bribery provisions of the FCPA, the FCPA has separate accounting standards that require that proper controls be in place to ensure the lawful use of the Company's assets. Pursuant to the FCPA accounting standards, no payment shall be made, or other transaction entered into, on behalf of the Company without proper management approval. Accordingly, the Company's funds, assets or services cannot be used for any purpose that is unlawful under the laws of the United States, any state thereof, or any jurisdiction, foreign or domestic. Complete and accurate records should be maintained of all transactions, including transactions that relate in any way, directly or indirectly, to a foreign government official.

As a matter of strict policy of the Company, any action by any director, officer or employee that is contrary to the provisions of the FCPA is strictly prohibited.

XI. OUTSIDE REQUESTS FOR INFORMATION

Outside requests for information concerning the Company should only be handled by authorized persons. All inquiries from securities analysts or investors must be directed to the Company's President or Chief Accounting Officer. If an employee receives an inquiry from a governmental or regulatory agency on matters outside his or her area of responsibility or on legislative issues, such inquiries should be directed to an executive officer. General inquiries from the media should be directed to the Company's President.

XII. IMPLEMENTATION AND MONITORING

Management of the Company shall be responsible for explanation of this Code so as to assure employee knowledge and compliance, as well as for enforcement of this Code. Written certification concerning Code compliance may be periodically required from those Directors, officers or employees so designated by the President of the Company. As no policy can cover all potential topics, this Code may be supplemented from time to time.
In order to ensure that violations of this Code do not result in harm to the Company or its Directors, officers and employees, it is essential that management of the Company be aware of any such violations. Therefore, Directors, officers and employees are encouraged to discuss with their supervisor or any officer of the Company any concerns they may have related to the interpretation and application of this Code. Any Director, officer or employee of the Company who has knowledge of a potential or suspected violation of this Code has an obligation to report promptly relevant information to a supervisor, any officer of the Company or the Company's Audit Committee. Reports will be treated confidentiality to the extent possible and consistent with the Company's responsibility to address the issue. No person will be subject to retaliation by the Company for reporting in good faith a violation of this Code. Directors, officers and employees are expected to cooperate in internal investigations of misconduct.

XIII. REPORTING VIOLATIONS

The Audit Committee of our Board of Directors has established many options for any Director, officer and employee seeking compliance advice or reporting misconduct or violations of this Code of Ethics. You can contact your supervisor; our Company's Chief Executive Officer, Mark I. Kenner; our outside legal counsel, Christopher M. Hewitt; or you can place a report on an identified or anonymous basis by calling 214-969-0250, which is staffed by independent legal counsel. The procedures for handling compliance reports and questions as adopted by the Audit Committee from time to time are attached to this Code as Exhibit A.

Anyone who seeks advice, raises a concern or reports misconduct or a violation of this Code is following the requirements of this Code and the desires of our Board of Directors. We encourage such action. Call our Compliance Hotline if you have reason to believe there is a problem. Retaliation against anyone who makes a good faith report of misconduct is illegal and will not be tolerated. We will take appropriate disciplinary action, including severance from the Company, against any individuals engaging in improper retaliatory conduct.

XIII. ENFORCEMENT

Violation of this Code may result in disciplinary action, up to and including removal from office or the Board or termination of employment. Legal proceedings may also be commenced, if necessary, to recover the amount of any improper expenditures, any profits realized by the offending Director, officer or employee, and any financial detriment sustained by the Company. In appropriate circumstances, violations of this Code will be reported to the applicable authority.

XIV. PERSONS COVERED

This Code applies to all Directors, officers and employees of the Company. With regard to personal securities trading and certain other matters described in this Code, the Code also applies to spouses, family members and others who live in their households. In particular, the Company's Directors, officers and employees may not, indirectly through a family member, do what they cannot do directly. Therefore, all references in the Code to the Company's Directors, officers and employees include such individuals as well as, where appropriate, their immediate families.

Individuals or companies engaged to consult for or otherwise represent the Company or provide services to the Company must act on the Company's behalf in a manner consistent with this Code and shall be required to comply with these practices in their contract with the Company in the same manner as applies to employees of the Company.

XV. WAIVERS
Any waiver of this Code for employees other than officers or Directors shall be communicated immediately to the Company's executive officers and the Board. Any amendment to, or waiver of, any provision of this Code with regard to any Director or officer must be approved by the Board. In the event that members of the Board will be personally affected by a waiver of this Code, such waiver shall be approved by a committee consisting entirely of members of the Board who will not be personally affected by such waiver.

No amendment to, or waiver of, this Code will be effective until the waiver has been reported to the person responsible for the preparation and filing of the Company's current reports on Form 8-K, in sufficient detail to enable such person to accurately disclose such amendment or waiver in the current report on Form 8-K if necessary. The Company shall promptly disclose on Form 8-K, by means of filing such form with the SEC, any amendment to, or waiver of, this Code that applies to the Company's Directors or executive officers.

XVI. HELP AND INFORMATION

All Directors, officers and employees are encouraged to bring any questions or concerns regarding the provisions in this Code or its application to their supervisor or any officer of the Company. This Code is not intended to be a comprehensive rulebook. Certain situations may require specific advice.

XVII. GENERAL

This Code is a corporate statement of policy, the contents of which may be modified substituted or altered at any time by the Company. All amendments to this Code must be approved by the Board.

THE INFORMATION PROVIDED AND PROCEDURES SET FORTH IN THIS PUBLICATION DO NOT CONFER CONTRACTUAL RIGHTS OF ANY KIND UPON ANY EMPLOYEE OR THIRD PARTY OR CREATE CONTRACTUAL OBLIGATIONS OF ANY KIND FOR ARROW-MAGNOLIA INTERNATIONAL, INC.

        ACKNOWLEDGMENT OF RECEIPT AND COMPLIANCE WITH THE CODE

I hereby certify that I have received, read and understand Arrow-Magnolia International, Inc. (the "Company") Code of Business Conduct and Ethics. I understand that a violation of any provision of the Code of Business Conduct and Ethics is grounds for discipline up to and including termination of my position with the Company. I also understand that if I discover a violation of any provision of the Code of Business Conduct and Ethics, it is my duty to notify the appropriate authorized persons of the Company.

I hereby agree to comply with the policies and guidelines set forth in the Company's Code of Business Conduct and Ethics.

SIGNATURE

PRINT NAME
DATE


                                   Exhibit A
Whistleblower Policy
Procedures for the Submission of Complaints or Concerns Regarding Financial Statement or other Disclosures, Accounting, Internal Accounting or Disclosure Controls, Auditing Matters or Violations of the Arrow-Magnolia International, Inc., Code of Business Ethics and Conduct

Section 301 of the Sarbanes-Oxley Act requires the Audit Committee of the Board of Directors of Alico, Inc. (the "Company") to establish procedures for:

(a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(b) the submission by employees of the Company and others, on a confidential and anonymous basis, of good faith concerns regarding questionable accounting or auditing matters.
In accordance with Section 301, the Audit Committee has adopted the following procedures:

1. The Company shall promptly forward to the Audit Committee any complaints that it has received regarding financial statement disclosures, accounting, internal accounting or disclosure controls or auditing matters, disclosure violations or violations of our Code of Business Conduct and Ethics.

2. Any employee of the Company may submit, on a confidential, anonymous basis if the employee so desires, any good faith concerns regarding financial statement or other disclosure, accounting, internal accounting or disclosure controls, auditing matters or violations of the Company's Code of Business Conduct and Ethics. All such concerns shall be set forth in writing and forwarded in a sealed envelope to the chairman of the Audit Committee, in care of the Company's Chief Legal Officer, in an envelope labeled with a legend such as: "To be opened by the Audit Committee only. Being submitted pursuant to the "whistleblower policy" adopted by the Audit Committee." If an employee would like to discuss any matter with the Audit Committee, the employee should indicate this in the submission and include a telephone number at which he or she might be contacted if the Audit Committee deems it appropriate. Any such envelopes received by the Company's Chief Legal Officer shall be forwarded promptly and unopened to the chairman of the Audit Committee. If the employee would prefer an alternative method of contact, the employee may contact our "Employee Whistleblower Hotline" using the contact information set forth below or may mail a complaint as indicated above to our Employer Whistleblower post office box using the address listed below.

3. Following the receipt of any complaints submitted hereunder, the Audit Committee will investigate each matter so reported and take corrective and disciplinary actions, if appropriate, which may include, alone or in combination, a warning or letter of reprimand, demotion, loss of merit increase, bonus or stock options, suspension without pay or termination of employment.

4. The Audit Committee may enlist committee members, employees of the Company and/or outside legal, accounting or other advisors, as appropriate, to conduct any investigation of complaints regarding financial statement disclosures, disclosure concerns or violations, accounting, internal accounting controls, auditing matters or violations of the Company's Code of Business Conduct and Ethics. In conducting any investigation, the Audit Committee shall use reasonable efforts to protect the confidentiality and anonymity of the complainant.

5. The Company does not permit retaliation of any kind against employees for complaints submitted hereunder that are made in good faith. Additionally, no employee shall be adversely affected because the employee refuses to carry out a directive which, in fact, constitutes corporate fraud, or is a violation of state or federal law or the Company's Code of Business Conduct and Ethics.

6. The Audit Committee shall retain as a part of the records of the Audit Committee any such complaints or concerns for a period of no less than seven
(7) years.

7. Problems or concerns related to financial statement or other disclosures, accounting, internal or disclosure controls, auditing matters or questions, disclosure violations or violations of the Company's Code of Business Conduct and Ethics which an employee wishes to discuss or report on a non-confidential or non-anonymous basis should be reported immediately to the Company's Chief Executive Officer using the contact information specified below or if the employee is uncomfortable reporting to such person, the Company's outside legal counsel using the contact information specified below.

The Chief Executive Officer or outside counsel, as the case may be, shall keep a written record of all such reports or inquiries and make monthly reports of the same to the Chairman of the Audit Committee in any month in which an inquiry or complaint is received by them. If the contact is in the nature of an alleged violation of the Company's Code of Conduct and Ethics or an impropriety with regard to the Company's financial statements or other disclosures, accounting, internal or disclosure controls, or auditing matters, the allegation shall immediately be relayed by the Chief Executive Officer or the Company's outside legal counsel to the Chairman of the Audit Committee, who shall immediately notify the complainant that the complaint has been received and begin the procedures outlined above.

Contact Information

Chief Executive Officer - Mark I. Kenner - 972-247-7111
Outside Legal Counsel - Christopher M. Hewitt - 214-969-0250